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                                                                    EXHIBIT 99.4


IRVING L. FAUGHT                                                   FRANK KEATING
                                                                         GOVENOR

                         [Seal of the State of Oklahoma]

                                STATE OF OKLAHOMA

                            DEPARTMENT OF SECURITIES

                                December 15, 2000


D. Joe Rockett
Andrews Davis Legg Bixler Milsten & Price
500 West Main, Suite 500
Oklahoma City, OK 73102-2275

Re:      Paceco Financial Services, Inc.
         ODS File NA-2021920

Dear Mr. Rocket:

         You have requested that the Administrator of the Oklahoma Department of Securities (the "Department") issue a no-action position regarding activities of Paceco Financial Services, Inc. ("Paceco") in the state of Oklahoma. We incorporate herein the following documents by reference to the extent each document was not subsequently amended or superseded:

         1.  The Notice of Depositors [of Paceco] dated October 10, 2000;
         2.  Your initial request for a no action letter dated October 26, 2000;
         3. The Supplemental Notice to Investment Certificate Holders of Paceco Financial Services, Inc., dated November 3, 2000;
         4. Your amended request for a no action letter dated December 14, 2000;
         5. The final Put Agreement as filed with the Department of December 15, 2000;
         6. The final Trust Agreement as filed with the Department on December 15, 2000;
         7. The Second Supplemental Notice to Investment Certificate Holders of Paceco Financial Services, Inc., as filed with the Department on December 15, 2000;

Such incorporated information constitutes the plan of Paceco for redeeming its outstanding passbook savings and time certificates (the "Plan").

         Based upon the information thus incorporated, the Department will not take action against Paceco, or its officers, directors, shareholders, employees and agents so long as the Plan is implemented as proposed and all certificate holders have received payment of their outstanding principal balances plus accrued interest by December 31, 2004.

         In rendering this position, the Department did not conduct an independent investigation to determine the accuracy or completeness of the information provided in the request. Different

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facts or conditions from those represented might require a different response. This expresses the Department's position on enforcement action only and does not purport to express legal conclusions on the issues presented. This position is furnished solely for the benefit and use of the persons described herein.

         Should you have any questions or comments, please contact the undersigned.

                                       Respectfully,

                                       Iriving L. Faught
                                       Administrator

                                         /s/ Z. Faye Martin Morton
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                                       by: Z. Faye Martin Morton
                                       Registrations Counsel



ZFMM:












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